Wind River Investor Relations Contact:
Mike Zellner	Tyler Painter
Chief Financial Officer	Director, Investor Relations & Treasury
Phone: +1-510-749-2750	Phone: +1-510-749-2551
E-mail: mike.zellner@windriver.com	E-mail: tyler.painter@windriver.com
http://www.windriver.com	http://www.windriver.com

FOR IMMEDIATE RELEASE

Wind River Revises First Quarter Outlook

ALAMEDA, Calif. (BUSINESSWIRE) May 1, 2002 — Wind River Systems, Inc. (Nasdaq: WIND) today announced that based on preliminary data, its first-quarter of fiscal 2003 revenues are expected to be in the range of $64 to $66 million compared to guidance entering the quarter of $76-$80 million.  The company expects to report a loss per share between 12 to 14 cents on a pro forma basis for the quarter.  The company’s prior guidance had expected a loss of 2-4 cents per share on a pro forma basis.

 “On our last earnings call I gave guidance assuming our end-markets would remain relatively flat based on the optimism exhibited in January and early February.  The past few months of challenging announcements in the technology sector show that this stabilization didn’t happen.  Certain end-markets, particularly the communications infrastructure market, continued to weaken throughout the quarter.  This has further impacted and delayed our customer’s decisions on purchasing and outsourcing,” stated Tom St. Dennis, president and chief executive officer.

Wind River also announced plans to reduce operating expenses by approximately $4-$6 million per quarter through a combination of a work force reduction and other cost saving initiatives.  “These changes in our infrastructure are aimed to realign our company to more efficiently act as a strategic partner to our top 500 customers.  The reduction in force will be challenging but is necessary to properly size the company to reflect the environment in which we are operating,” added Michael Zellner, chief financial officer.

“Unfortunately, the revenue short fall overshadows the important accomplishments the company has made in the quarter.  I continue to be enthusiastic about our position in the market, our opportunities ahead and our ability to deliver profitable growth for all of our stakeholders,” concluded St. Dennis.

Conference Call

Management will host a conference call at 5:30 a.m. Pacific on May 2, 2002 to discuss this announcement. You may listen to the conference call by calling 866-418-3599 in the U.S. (847-619-6341 internationally). A replay will be available beginning at approximately 7:00 a.m. Pacific on May 2, 2002 through 11:59 p.m. on May 9, 2002. To listen to the replay, please call 877-213-9653 in the U.S. (630-652-3041 internationally) and enter the conference I.D. number 4768197. In addition, the company will host its regularly scheduled earnings conference call on May 16, 2002 to review final results for the period.

About Wind River

Wind River is a worldwide leader in integrated embedded software solutions for creating reliable and innovative connected devices. Wind River provides development tools, operating systems, and advanced connectivity software for use in products in network infrastructure, digital consumer electronics, automotive, industrial, and aerospace/defense markets. Wind River is How Smart Things Think™. Founded in 1981, Wind River is headquartered in Alameda, California, with operations worldwide.

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Wind River Systems, and the Wind River Systems logo are registered trademarks of Wind River Systems, Inc.

This news release contains forward-looking statements, including those relating to expected revenue and earnings levels for the quarter ended April 30, 2002, the amount of the quarterly reduction in operating expenses and the nature of the cost-savings initiatives, that involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein.  Factors that could cause or contribute to such differences include but are not limited to the continuing slowness in the economy generally, timely development, acceptance and pricing of new products, the impact of competitive products and pricing, potential slow down in customer sales and other risk factors detailed in the company’s 2002 Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission.  The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.